Exhibit 10.3.g

Termination of Consulting Agreement

This Termination of Consulting Agreement (this “Agreement”) is entered into this 24th day of August, 2011, by and between Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”) and Frank C. Ullman, an individual (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Company and the Consultant entered into a Consulting Agreement dated January 13, 2011; and

WHEREAS, the Company and the Consultant mutually desire to terminate the Consulting Agreement effective October 31, 2011 in accordance with the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	The Consulting Agreement shall terminate and be of no further effect as of October 31, 2011.

2.	The Consultant acknowledges that he has been paid in full for all services rendered through July 31, 2011. The Consultant further acknowledges and agrees that, notwithstanding any provision in the Consulting Agreement to the contrary, other than payment for the month of August 2011 in the net amount of $6,087.02 ($6,250 less deduction for Medicare in the amount of $162.98), which shall be paid in the ordinary course in accordance with prior practice (and payment in the same amount and same manner for each of the months of September and October 2011, provided the Consultant provides the services described in Section 3 below during such months), he shall not be entitled to any additional or other payments applicable to any period subsequent thereto or in connection with the termination of the Consulting Agreement or for any other reason.

3.	In addition to the services specifically listed in Section 3 of the Consulting Agreement, which the Consultant agrees to perform and with respect to which the Consultant agrees to make himself available through October 31, 2011, the Consultant agrees to perform such additional services as are requested by the Chief Executive Officer, the Chief Operating Officer or the Vice President of Acquisitions, including without limitation training and orientation of new employees and preparation of such corporate-level reports and presentations as are requested by any of such officers.

4.	After October 31, 2011, the Consultant shall no longer be entitled to the use of any Company property, including without limitation, work space at the Company’s Port Washington offices, computer, cell phone or blackberry. The Consultant may transfer to his personal phone or PDA the phone number associated with such cell phone or blackberry, which equipment, along with all keys and other access devices, shall be returned to the Company no later than October 31, 2011. The Consultant may use, on a reasonable basis, the Company’s fax machine and photocopier, provided that the Consultant will limit such use to such equipment with the lowest demand and Company personnel shall at all times have priority of the use of such equipment.

5.	Each of the Consultant and the Company agrees not to make any statements which are false, defamatory or derogatory in any respect, either orally or in writing, about the other, the Company, the business of the Company or the Company’s officers, directors or employees.

6.	This Agreement contains the entire understanding of the parties as to the subject matter hereof and except as otherwise provided herein fully supersedes all prior agreements and understandings between the parties as to such subject matter. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the party as to whom enforcement is sought.

7.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

8.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

9.	All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified postage pre-paid envelope, return receipt requested, or delivered by same-day or overnight courier service, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice: To the Company: Cedar Shopping Centers, Inc., 44 South Bayles Avenue, Port Washington, NY 11050, Attn: President; To the Consultant: Frank C. Ullman, 1 Toms Lane, Unit 2C, Port Washington, NY 11050.

10.	This Agreement is personal in nature and is not transferrable.

11.	The provisions of Sections 5.3, 5.4, 6 and 17 of the Consultant’s previously-terminated Employment Agreement (including the definitions related thereto) shall continue to remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands the day and year set forth above.

Cedar Shopping Centers, Inc.

By:	/s/ BRUCE J. SCHANZER
Bruce J. Schanzer
President

/s/ FRANK C. ULLMAN
Frank C. Ullman